Filed pursuant to Rule 424(b)(3)
                                                           File No. 333-82872


PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated May 17, 2002)

                                $250,000,000
                            RITE AID CORPORATION
                    4.75% Convertible Notes due 2006 and
                     38,461,539 Shares of Common Stock
                   Issuable upon Conversion of the Notes

         This prospectus supplement supplements the prospectus dated May 17, 2002 of Rite Aid Corporation, as supplemented June 5, 2002 and June 11, 2002, relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $250,000,000 aggregate principal amount at maturity of our 4.75% Convertible Notes due 2006 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling security holders contained in the prospectus is hereby amended to amend the information for the following selling security holder:


Name                              Aggregate principal                 Number of shares     Percentage
                                  amount at maturity   Percentage     of common stock     of shares of
                                    of  notes that      of notes         that may         common stock
                                     may be sold       outstanding       be sold(1)       outstanding(2)
                                  ------------------   -----------    ----------------    ---------------
Salomon Smith Barney.........    $  1,900,000              *           292,308                    *

-----------
* Less than one percent

(1) Assumes conversion of all of the holder's notes at a conversion rate of 153.846 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of
Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 515,113,894 shares of common stock outstanding as of May 1,
2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.


         Investing in the notes or shares of Rite Aid common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is August 27, 2002.